As filed with the Securities and Exchange Commission on May 28, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aterian, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3634	83-1739858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Aterian, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Yaniv Sarig

Chief Executive Officer

Aterian, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

(347) 676-1681

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq. Samantha H. Eldredge, Esq. Elizabeth A. Razzano, Esq. Paul Hastings LLP 1117 S. California Avenue Palo Alto, California 94304 (650) 320-1800	Joseph A. Risico, Esq. Chief Legal Officer Aterian, Inc. 37 East 18th Street, 7th Floor New York, NY 10003 (347) 676-1681

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	7,422,307	$16.25	$120,612,488.75	$13,158.82
Common Stock, $0.0001 par value per share, issuable upon exercise of warrants	5,363,230(3)	$16.25	$87,152,487.50	$9,508.34
Total	12,785,537	—	$207,764,976.25	$22,667.16

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 24, 2021, a date within five business days prior to the filing of this Registration Statement.

(3)	Represents 5,363,230 shares of common stock issuable upon exercise of warrants at a weighted-average exercise price of $20.61 per share, offered by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 28, 2021

Prospectus

Aterian, Inc.

12,785,537 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 12,785,537 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”). The Shares consist of: (i) 4,220,000 shares of Common Stock (the “December APA Shares”) issued pursuant to that certain Asset Purchase Agreement, dated December 1, 2020 (the “December APA”), by and among us and Truweo, LLC, our wholly owned subsidiary (“Truweo”), as the purchaser, 9830 Macarthur LLC (“9830”), Reliance Equities Group, LLC and ZN Direct LLC, as sellers (the “December Sellers”), and Jelena Puzovic, as founder; (ii) 980,000 shares of Common Stock (the “December Warrant Shares”) issued on February 9, 2021 upon the exercise of that certain Warrant to Purchase Common Stock issued to High Trail Investments SA LLC (“HT SA”) on December 1, 2020, as amended (the “December Warrant”); (iii) 469,931 shares of Common Stock (the “February Warrant Shares”) issuable upon exercise of that certain Warrant to Purchase Common Stock issued to High Trail Investments ON LLC (“HT ON”) on February 2, 2021, as amended (the “February Warrant”); (iv) 1,387,759 shares of Common Stock (the “February APA Shares”) issued pursuant to that certain Asset Purchase Agreement, dated February 2, 2021 (the “February APA”), by and among us and Truweo, as the purchaser, Healing Solutions, LLC (“Healing Solutions”), Jason R. Hope, and for the purposes of Section 5.11 and Article VII therein, Super Transcontinental Holdings LLC; (v) 1,884,133 shares of Common Stock (the “Penny Warrant Shares”) issuable upon exercise of that certain Warrant to Purchase Common Stock issued to HT SA on February 9, 2021, as amended (the “Penny Warrant”); (vi) 750,000 shares of Common Stock (the “Additional Warrant Shares”) issuable upon exercise of that certain Warrant to Purchase Common Stock issued to HT SA on February 9, 2021, as amended (the “Additional Warrant”); (vii) 130,000 shares of Common Stock issued to HT SA (the “Letter Agreement Shares”) pursuant to that certain Letter Agreement, dated as of April 8, 2021, by and among us, HT SA and HT ON (the “April Letter Agreement”); (viii) 2,259,166 shares of Common Stock (the “April Warrant Shares”) issuable upon exercise of those certain Warrants to Purchase Common Stock issued to HT SA and HT ON on April 8, 2021 (the “April Warrants” and, together with the February Warrant, the Penny Warrant and the Additional Warrant, the “Warrants”); and (ix) 704,548 shares of Common Stock (the “SPA Shares”) issued pursuant to that certain Stock Purchase Agreement, dated as of May 5, 2021 (the “SPA”), by and among us and Truweo, as the purchaser, Photo Paper Direct Ltd, Josef Eitan (the “PPD Owner”) and Ran Nir (the “PPD Beneficial Owner” and, together with the PPD Owner, the “PPD Sellers”).

We are registering the resale of the December APA Shares as required by the December APA. We are registering the resale of the December Warrant Shares, the Penny Warrant Shares and the Letter Agreement Shares as required by that certain Letter Agreement, dated as of February 8, 2021, by and between us and HT SA, as amended by the April Letter Agreement (the “Letter Agreement”). We are registering the resale of the February APA Shares pursuant to the February APA. We are registering the resale of the April Warrant Shares pursuant to that certain Securities Purchase and Exchange Agreement, dated as of April 8, 2021, by and among us, HT SA and HT ON (the “Securities Purchase Agreement”). We are registering the resale of the SPA Shares pursuant to the SPA. We are registering the February Warrant Shares and the Additional Warrant Shares because the terms of the February Warrant and the Additional Warrant each provide that such Warrant can be exercised on a cashless basis if there is not an effective registration statement covering the resale of the shares issuable upon exercise of such Warrant.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 14 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of the February Warrant, the Additional Warrant or the April Warrants.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ATER”. On May 24, 2021, the last reported sales price per share of our common stock was $16.40. Our Common Stock has recently experienced price volatility. For example, from January 4, 2021 to May 24, 2021, sales of our Common Stock were effected at prices as low as $11.81 and as high as $48.99. The high sales price of $48.99 occurred on February 17, 2021, on which day the last reported sales price for our Common Stock was $47.66. We have not experienced any material changes in our financial condition or results of operations that explain such price volatility. The trading price of our Common Stock has been, and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 7 of this prospectus.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings with the Securities and Exchange Commission (the “SEC”).

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, and any amendments or supplements carefully before you invest in any of our securities.

Investing in our common stock involves substantial risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2021.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the SEC, under which the Selling Stockholders may offer from time to time up to an aggregate of 12,785,537 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers shares of our Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus. This prospectus, together with any applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements involve substantial risks and uncertainties. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements about:

•	the potential impact of the COVID-19 global pandemic on our business, revenue and financial condition, including our supply chain and our operations;

•	our expectation that consumer spending will continue to shift online and that such shift will continue even after the COVID-19 global pandemic ends;

•	our future financial performance, including our revenue, costs of goods sold and operating expenses;

•	our ability to achieve, sustain and grow profitability;

•	the sufficiency of our cash to meet our liquidity and operational needs and to execute our growth strategies, including potential acquisitions;

•	our ability to maintain the security and availability of our technology platform, including our AIMEE (Artificial Intelligence Marketplace e-Commerce Engine) software platform;

•	our ability to successfully launch new products, including our ability to successfully manage supply chain risks;

•	our ability to identify, complete and integrate merger and acquisition transactions;

•	our ability to successfully execute and grow net revenue and profitability from sales of personal protective equipment;

•	our predictions about industry and market trends;

•	our ability to successfully expand internationally;

•	our ability to effectively manage our growth and future expenses;

•	our estimated total addressable market, including for potential acquisitions;

•	our ability to maintain, protect and enhance our intellectual property, including our AIMEE software platform;

•	our ability to comply with modified or new laws and regulations applying to our business;

•	our ability to attract and retain key personnel;

•	our ability to successfully defend litigation brought against us or to pursue litigation; and

•	the increased expenses and obligations associated with being a public company.

We caution you that the foregoing list may not contain all the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

We have based the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors that could cause actual results and experience to differ from those projected, including, but not limited to, the risk factors set forth in Part I – Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March  16, 2021, and in our Quarterly Report on Form 10-Q for the quarter ended March  31, 2021, as filed with the SEC on May 11, 2021, as updated by our subsequent annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a highly competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected, or that the plans, intentions or expectations disclosed, in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those expressed or implied by the forward-looking statements.

The forward-looking statements made in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make or enter into.

INDUSTRY AND MARKET DATA

This prospectus and the information incorporated by reference herein contains statistical data, estimates and forecasts that are based on various sources, including independent industry publications or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

Certain information in this prospectus and the information incorporated by reference herein is derived from independent industry publications and publicly available reports. We believe the data contained in these reports to be reliable as of the date of this prospectus, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified the market and industry data obtained from these third-party sources. Our internal data and estimates are based upon information obtained from trade and business organizations, other contacts in the markets in which we operate and our management’s understanding of industry conditions. Though we believe this information to be true and accurate, such information has not been verified by any independent sources.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own the trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. This prospectus and the information incorporated by reference herein may also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus are listed without the TM, SM, © and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus or incorporated by reference in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our Common Stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference in this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, the terms “Aterian,” the “Company,” “we,” “us” and “our” in this prospectus refer to Aterian, Inc. and our consolidated subsidiaries, including Aterian Group, Inc., and “this offering” refers to the offering contemplated in this prospectus.

Our Company

We are a technology-enabled consumer products platform that builds, acquires and partners with e-commerce brands. We were founded on the premise that if a company selling consumer packaged goods was founded today, it would apply AI and machine learning, the synthesis of massive quantities of data and the use of social proof to validate high caliber product offerings as opposed to over-reliance on brand value and other traditional marketing tactics. Today, we predominantly operate through online retail channels such as Amazon.com and Walmart, Inc.

We have launched and sold hundreds of SKUs on e-commerce platforms. Through the success of a number of those products we have incubated our own brands. We also have purchased brands and products when we believe it is more advantageous. Today, we own and operate fourteen brands which sell products in multiple categories, including home and kitchen appliances, kitchenware, heating, cooling and air quality appliances (dehumidifiers, humidifiers and air conditioners), health and beauty products and essential oils. Our fourteen brands include, hOmeLabs; Vremi, Xtava; RIF6; Aussie Health; Holonix; Truweo; Mueller; Pursteam; Pohl and Schmitt; Spiralizer; Healing Solutions; Squatty Potty; and Photo Paper Direct.

We believe we are reinventing how to rapidly and successfully identify new product and market opportunities, and to launch, autonomously market and sell products in the rapidly growing global e-commerce market by leveraging our proprietary software technology platform, known as AIMEE. AIMEE combines large quantities of data, AI, machine learning and other automation algorithms, at scale, to allow rapid opportunity identification and automated online sales and marketing of consumer products.

AIMEE sources data from various e-commerce platforms, the internet and publicly available data, allowing us to estimate and determine trends, performance and consumer sentiment on products and searches within e-commerce platforms. This functionality allows us to help determine which products to market, manufacture through contract manufacturers, import and sell on e-commerce marketplaces. AIMEE is also connected, through application program interfaces, to multiple e-commerce platforms. This allows us to automate the purchase of marketing, automate various parts of our fulfillment and logistics operations and to automate pricing changes on product listings. We generate revenue primarily through the online sales of our various digital native consumer products and substantially all of our sales are made through the Amazon U.S. marketplace.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2020. For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information.”

See the section entitled “Risk Factors” in this prospectus for a discussion of some of the risks related to the execution of our business strategy.

Emerging Growth Company Status

We qualify as an “emerging growth company,” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved

Under the JOBS Act, we will remain an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, or December 31, 2024;

•	the date on which we have issued, during the previous three-year period, more than $1.0 billion in non-convertible debt securities; and

•

the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (i.e., the first day of the fiscal year after we have (1) more than $700.0 million in outstanding common equity held by our non-affiliates, measured each year on the last day of our second fiscal quarter, (2) been public for at least 12 months, and (3) are not eligible to be deemed a “smaller reporting company” because we do not meet the revenue test of the definition of “smaller reporting company”, which includes an initial determination that our annual revenues are more than $100.0 million for the most recently completed fiscal year).

We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings with the SEC. As a result, the information that we provide to our stockholders may be different than the information you receive from other public reporting companies.

Corporate Information

Our principal executive offices are located at 37 East 18th Street, 7th Floor, New York, NY 10003, and our telephone number is (347) 676-1681. Our website address is www.aterian.io. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, under “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, or in any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, before deciding whether to purchase any of the Common Stock being offered in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Our share price may be volatile. Market volatility may affect the value of an investment in our common stock and could subject us to litigation.

Technology stocks have historically experienced high levels of volatility. There has been and could continue to be significant volatility in the market price and trading volume of equity securities. For example, our closing stock price ranged from $12.44 to $47.66 per share from January 4, 2021 to May 24, 2021.The market price of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or perceived impact on our business due to the COVID-19 pandemic;

•	actual or anticipated fluctuations in our financial condition and operating results;

•	the financial projections we may provide to the public, and any changes in projected operational and financial results;

•	addition or loss of significant customers;

•	changes in laws or regulations applicable to our products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations or new offerings by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	additions or departures of key personnel;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•	discussion of us or our stock price by the financial press and in online investor communities;

•	reaction to our press releases and filings with the SEC;

•	changes in accounting principles;

•	lawsuits threatened or filed against us;

•	fluctuations in operating performance and the valuation of companies perceived by investors to be comparable to us;

•	sales of our common stock by us or our stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	changes in laws or regulations applicable to our business;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving our capital stock;

•	the expiration of contractual lock-up periods, including in connection with acquisition transactions;

•	sales of common stock by our executives;

•	other events or factors, including those resulting from pandemics, war, incidents of terrorism or responses to these events; and

•	general economic and market conditions.

Furthermore, in recent years, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could also harm our business.

In addition, we recently experienced volatility in the market price of our common stock in connection with a report issued on May 4, 2021 by Culper Research, a self-proclaimed short seller. While we believe the report by Culper Research contains numerous false and misleading statements about our Company, and that it contains mischaracterizations and factual inaccuracies regarding our Company, our stock price has and may continue to experience volatility due to this report or similar reports issued in an attempt to negatively impact and manipulate our stock price for the benefit of short sellers or others.

A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply could lead to extreme price volatility in shares of our common stock.

Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A proportion of our common stock has been and may continue to be traded by short sellers which may increase the likelihood that our common stock will be the target of a short squeeze. A short squeeze could lead to volatile price movements in shares of our common stock that are unrelated or disproportionate to our operating performance or prospects and, once investors purchase the shares of our common stock necessary to cover their short positions, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion or all of their investment.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares by the Selling Stockholders. We may, however, receive cash proceeds equal to the total exercise price of the February Warrant, the Additional Warrant or the April Warrants to the extent that any of such Warrants are exercised for cash. The exercise price of the February Warrant is $25.10. The exercise price of the Additional Warrant is $33.56 per share. The exercise price of the April Warrants is $31.74. The exercise price of the Penny Warrant is $0.01 and it is only exercisable on a cashless basis, and we therefore will not receive any proceeds from any exercise of the Penny Warrant. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including stock splits, dividends or distributions, or other similar transactions. However, the February Warrant, the Additional Warrant and the April Warrants contain a “cashless exercise” feature that allow the holders to exercise any of such Warrants without making a cash payment to us if there is not an effective registration statement covering the resale of the shares issuable upon exercise of such Warrants. There can be no assurance that any of the Warrants will be exercised by the Selling Stockholders at all. To the extent we receive proceeds from the cash exercise of the February Warrant, the Additional Warrant or any of the April Warrants, we intend to use such proceeds to provide capital support or for general corporate purposes, which may include, without limitation, working capital, operating expenses, capital expenditures, supporting asset growth and acquiring, investing in or licensing complementary products, technologies or businesses. We do not have any specific plans for acquisitions or other business combinations at this time. Our management will retain broad discretion in the allocation of the net proceeds from any exercise of the February Warrant, the Additional Warrant or the April Warrants for cash.

The Selling Stockholders will pay any underwriting discounts, selling commissions or transfer taxes incurred in disposing of the Shares and the expenses of any attorney or other advisor they decide to employ. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent accountants and reasonable fees.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 12,785,537 shares of our Common Stock. The 12,785,537 shares of Common Stock to be offered hereby consist of: (i) 7,422,307 shares of Common Stock previously issued to certain of the Selling Stockholders, and (ii) up to 5,363,230 shares of Common Stock issuable upon the exercise of the Warrants.

Pursuant to the terms of the December APA, we issued an aggregate of 4,220,000 shares of Common Stock to 9380 and Northbound Train Enterprises, LLC (pursuant to the instruction of 9830 in satisfaction of certain broker fees payable to Northbound Train Enterprises, LLC). Pursuant to the terms of the February APA, we issued an aggregate of 1,387,759 shares of Common Stock to Healing Solutions, LLC. Pursuant to the terms of the December Warrant, we issued 980,000 shares of Common Stock to HT SA on February 9, 2021 pursuant to HT SA’s exercise thereof. Pursuant to the terms of the April Letter Agreement, we issued 130,000 shares of Common Stock to HT SA on April 8, 2021. Pursuant to the terms of the SPA, we issued an aggregate of 704,548 shares of Common Stock to the PPD Sellers.

The February Warrant will become exercisable on August 2, 2021, has a term of five years from the date of issuance and has an exercise price of $25.10 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Penny Warrant was exercisable upon issuance, has a term of five years from the date of issuance, has an exercise price of $0.01 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions, and is exercisable on a cashless basis. The Additional Warrant was exercisable upon issuance, has a term of five years from the date of issuance and has an exercise price of $33.56 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The April Warrants were exercisable upon issuance, have a term of five years from the date of issuance and have an exercise price of $31.74 per share of Common Stock, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination Common Stock issuable upon exercise of the Warrants which have not been exercised.

The Shares were issued or will be issuable to the Selling Stockholders in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder or Regulation S, to the extent applicable.

The shares of Common Stock to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Capital Market or any other market on which our common stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Shares being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the Shares listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that: (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Stockholders have sole voting and investment power with respect to all Shares beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of May 20, 2021, by the Selling Stockholders and the number of Shares being registered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of the offering of the shares for resale. We have determined beneficial ownership in accordance with the rules of the SEC. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of common stock outstanding as of May 20, 2021. As of such date, 31,433,886 shares of common stock were outstanding.

	Shares Beneficially Owned Before this Offering (1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus		Shares Beneficially Owned After this Offering (1)(2)
	Number		%	Number		Number	%
Beneficial Owner Name
9830 Macarthur LLC (3)	4,974,807		15.8%	4,056,000		918,807	2.9%
Healing Solutions, LLC (4)	1,387,759		4.4%	1,387,759		—	—
High Trail Investments ON LLC (5)	696,286	(6)	2.2%	1,166,217	(7)	—	—
High Trail Investments SA LLC (8)	5,307,013	(9)	14.9%	5,307,013	(9)	—	—
Northbound Train Enterprises, LLC (10)	164,000		*	164,000		—	—
Josef Eitan (11)	528,411		1.7%	528,411		—	—
Ran Nir (12)	176,137		*	176,137		—	—
TOTAL	13,234,413		36.4%	12,785,537		918,807	2.9%

*	Denotes less than 1%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to the Warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of May 20, 2021) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders may choose not to sell any or all of the shares offered by this prospectus. Certain Selling Stockholders are subject to lock-up agreements which limits the ability of such Selling Stockholders to sell or otherwise transfer the shares of common stock beneficially owned. Because the Selling Stockholders may offer all or some of the Shares pursuant to this offering, we cannot estimate the number of the Shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the Shares covered by this prospectus will be sold by the Selling Stockholders and that the Selling Stockholders do not acquire beneficial ownership of any additional shares.

(3)

Jelena Puzovic, Trustee of the Nijor Children’s Irrevocable Trust UA, dated January 2, 2017 is the control person of 9830 and has dispositive power over the shares held by 9830. On December 1, 2020, 9830 entered into the December APA with us, pursuant to which, we purchased and acquired certain of the December Sellers’ assets related to the December Sellers’ ecommerce business (the “December Asset Purchase”). As consideration for the December Asset Purchase, 9830 (for the benefit of the December Sellers) received $25.0 million in cash, 4,056,000 of the December APA Shares and a non-negotiable promissory note in favor of 9830 in the amount of $15,799,449. In addition, we may be obligated to make certain earn out payments to 9830 under the December APA. Until December 31, 2022, we may elect to purchase from any of the December Sellers or Jelena Puzovic, or their respective affiliates, certain additional products. We also entered into a Lock-Up, Voting and Standstill Agreement with 9830 (the “December Lock-Up”), which (i) prevents certain sales or transfers of the December APA Shares owned by 9830 until June 1, 2021 and (ii) provides that until December 1, 2025, 9830 will, among other things, vote at each annual or special meeting of our stockholders all shares of Common Stock held by 9830 in accordance with the recommendations of our Board of Directors (the “Board”) on each matter presented to our stockholders at such meeting.

(4)

Jason R. Hope is the control person of Healing Solutions and has dispositive power over the shares held by Healing Solutions. On February 2, 2021, Healing Solutions entered into the February APA with us, pursuant to which, we purchased and acquired certain of Healing Solutions’ assets related to Healing Solutions’ retail and ecommerce business (the “February Asset Purchase”). As consideration for the February Asset Purchase, Healing Solutions received $15,280,173 in cash and the February APA Shares. In addition, we may be obligated under the February APA to issue additional shares (up to a maximum of 280,000 shares) to Healing Solutions as consideration for certain inventory acquired by us and to make certain earn out payments to Healing Solutions. In connection with the February APA, Healing Solutions agreed that, so long as Healing Solutions held any of the February APA Shares, it would not (i) sell, transfer or otherwise dispose of such shares if such sale or disposition would exceed 10% of the average daily trading volume of the Common Stock, or (ii) pledge, loan, margin or otherwise use as collateral an amount of the February APA Shares having an aggregate value in excess of 30% of the then-current value of such shares based on the immediately prior trading day’s closing price. We also entered into a Lock-Up, Voting and Standstill Agreement with Healing Solutions (the “February Lock-Up”), which (i) prevents certain sales or transfers of the February APA Shares owned by Healing Solutions until August 2, 2021 and (ii) provides that until August 2, 2021, Healing Solutions will, among other things, vote at each annual or special meeting of our stockholders all shares of Common Stock held by Healing Solutions in accordance with the recommendations of the Board on each matter presented to our stockholders at such meeting. In connection with the February APA, (a) Aterian Opco entered into a manufacturing supply agreement with Healing Solutions, pursuant to which Aterian Opco will purchase certain finished goods Healing Solutions, and (b) Truweo entered into a Transition Services Agreement with

Healing Solutions, pursuant which Healing Solutions will provide certain transition services to Truweo for fees that will not exceed $623,729 per month.
(5)

Hudson Bay Capital Management LP, the investment manager of HT SA, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HT SA and Sander Gerber disclaims beneficial ownership over these securities. On February 2, 2021, we entered into a securities purchase agreement with HT ON (the “February SPA”), pursuant to which we issued and sold to HT ON in a private placement transaction a senior secured promissory note in an aggregate principal amount of $16,500,000, as amended (the “February Note”), and the February Warrant. On April 8, 2021, we entered into the April Letter Agreement with HT SA and HT ON, pursuant to which, among other things, HT ON agreed to waive any default or event of default (as such terms are defined in the February Note) caused by our failure to file a resale registration statement by March 26, 2021. On April 8, 2021, we entered into the Securities Purchase Agreement with HT SA and HT ON, pursuant to which, we issued and sold in a private placement transaction senior secured promissory notes in an aggregate principal amount of $110,000,000 (the “Notes”) and the April Warrants.

(6)	Consists of 696,286 shares of Common Stock issuable upon exercise of the April Warrants, without giving effect to the blocker provision described above.
(7)

Consists of (i) 469,931 shares of Common Stock issuable upon exercise of the February Warrant, without giving effect to the blocker provision described above, which will become exercisable on August 2, 2021, and (ii) 696,286 shares of Common Stock issuable upon exercise of the April Warrants, without giving effect to the blocker provision described above, which are currently exercisable.

(8)

Hudson Bay Capital Management LP, the investment manager of HT ON, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HT ON and Sander Gerber disclaims beneficial ownership over these securities. On December 1, 2021, we entered into a securities purchase agreement with HT SA (the “December SPA”), pursuant to which we issued and sold to HT SA in a private placement transaction a senior secured promissory note in an aggregate principal amount of $43,000,000, as amended (the “December Note”), and the December Warrant. On February 8, 2021, we entered into the Letter Agreement with HT SA, pursuant to which we amended the December Warrant, HT SA exercised the December Warrant on February 9, 2021, we issued the Penny Warrant and the Additional Warrant on February 9, 2021, we agreed to prepare and file a registration statement for the purpose of registering for resale the December Warrant Shares and the Penny Warrant Shares and we agreed to seek stockholder approval to issue shares of Common Stock in excess of the limitations imposed by Nasdaq Listing Standard Rule 5635(a) and/or 5635(d) pursuant to the Penny Warrant, the Additional Warrant, the December Note, the February Note, the February Warrant and the February APA (such stockholder approval was obtained on April 1, 2021). On April 8, 2021, we entered into the April Letter Agreement with HT SA and HT ON, pursuant to which, among other things, we amended the Letter Agreement to provide that we will also register for resale the Letter Agreement Shares and HT SA agreed to waive any default or event of default (as such terms are defined in the December Note) caused by our failure to file a resale registration statement by March 26, 2021. On April 8, 2021, we entered into the Securities Purchase Agreement with HT SA and HT ON, pursuant to which we issued and sold in a private placement transaction the Notes and the April Warrants.

(9)

Consists of (i) 1,110,000 shares of Common Stock held directly, (ii) 1,884,133 shares of Common Stock issuable upon exercise of the Penny Warrant, without giving effect to the blocker provision described above, (iii) 1,562,880 shares of Common Stock issuable upon exercise of the April Warrants, without giving effect to the blocker provision described above, and (iv) 750,000 shares of Common Stock issuable upon exercise of the Additional Warrant, without giving effect to the blocker provision described above.

(10)	Scott A. Deetz is the control person of Northbound Train Enterprises, LLC and has dispositive power over the shares held by Northbound Train Enterprises, LLC.
(11)

On May 5, 2021, the PPD Owner entered into the SPA with us, pursuant to which, we purchased and acquired 100% of the outstanding share capital of Photo Paper Direct Ltd (the “PPD Purchase”). As consideration for the PPD Purchase, the PPD Sellers received an aggregate of £9,865,745.35 in cash and the

SPA Shares (of which 528,411 were issued to the PPD Owner). In addition, we may be obligated to make certain earn out payments to the PPD Sellers under the SPA. We also entered into a Shareholder Agreement with the PPD Owner, which provides that until May 5, 2026, the PPD Owner will, among other things, vote at each annual or special meeting of our stockholders all shares of Common Stock held by the PPD Owner in accordance with the recommendations of our Board on each matter presented to our stockholders at such meeting.
(12)

On May 5, 2021, the PPD Beneficial Owner entered into the SPA with us, pursuant to which, we completed the PPD Purchase. As consideration for the PPD Purchase, the PPD Sellers received an aggregate of £9,865,745.35 in cash and the SPA Shares (of which 176,137 were issued to the PPD Beneficial Owner). In addition, we may be obligated to make certain earn out payments to the PPD Sellers under the SPA. We also entered into a Shareholder Agreement with the PPD Beneficial Owner, which provides that until May 5, 2026, the PPD Beneficial Owner will, among other things, vote at each annual or special meeting of our stockholders all shares of Common Stock held by the PPD Beneficial Owner in accordance with the recommendations of our Board on each matter presented to our stockholders at such meeting.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock and the shares of Common Stock issuable upon exercise of the Warrants previously issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Shares and the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in short sales;

•	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	in sales pursuant to Rule 144;

•	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock or the Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders, individually and not severally, and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will incur costs, fees and expenses in effecting the registration of the Shares covered by this prospectus, estimated to be approximately $83,000 in total, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws and the fees and disbursements of our counsel and of our independent registered public accounting firm and reasonable fees; provided, however, that a Selling Stockholder will pay all underwriting discounts, selling commissions or transfer taxes, if any. We will indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act. We may be indemnified by certain of the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by a Selling Stockholder specifically for use in this prospectus.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock is not complete and many not contain all the information you should consider before investing in our capital stock. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), our second amended and restated bylaws (the “Bylaws”) and the forms of Warrants, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of May 20, 2021, there were 31,433,886 shares of our common stock outstanding held by approximately 85 stockholders of record, not including beneficial holders whose shares are held in names other than their own, and no shares of our convertible preferred stock outstanding.

The following is a summary of the material provisions of the common stock provided for in our Certificate of Incorporation and Bylaws. For additional detail about our capital stock, please refer to our Certificate of Incorporation and Bylaws.

Common Stock

Dividend Rights

Dividends may be declared and paid on our Common Stock if, as and when determined by our board of directors, subject to any preferential dividend or other rights of any then outstanding preferred stock and to the requirements of applicable law. Pursuant to the Purchase Agreement and the Notes, we are prohibited from paying any dividends without the prior written consent of HT SA or HT ON.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any outstanding preferred stock may be entitled to elect. Our Certificate of Incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation. See the section of this prospectus entitled “Description of Capital Stock—Anti-Takeover Provisions” for additional details regarding the anti-takeover provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

MV II, LLC, Dr. Larisa Storozhenko and Mr. Maximus Yaney (collectively, the “Designating Parties”) have entered into a voting agreement with Asher Delug and us (the “Restated Voting Agreement”), pursuant to which each of the Designating Parties agreed to relinquish the right to vote their shares of capital stock of, and any other equity interest in, us (collectively, the “Voting Interests”) by granting our board of directors the sole right to vote all of the Voting Interests as the Designating Parties’ proxyholder. Pursuant to the proxy granted by the

Designating Parties, our board of directors is required to vote all of the Voting Interests in direct proportion to the voting of the shares and equity interests voted by all holders other than the Designating Parties. The proxy granted by the Designating Parties under the Restated Voting Agreement is irrevocable. In addition, the Restated Voting Agreement proxyholder may not be changed unless we receive the prior approval of The Nasdaq Stock Market LLC. The Restated Voting Agreement became effective on June 12, 2019 and will continue until the earlier to occur of (i) a Deemed Liquidation Event unless, immediately upon such Deemed Liquidation Event, our common stock is and remains listed on The Nasdaq Stock Market LLC, or (ii) Mr. Yaney’s death. Through the Restated Voting Agreement, our board of directors will have voting power over an aggregate of 3,748,616 shares of our common stock through shares of common stock held by the Designating Parties. As of May 20, 2021, the Designating Parties held 3,748,616 shares of our common stock, or 11.9% of our shares outstanding.

9830 has entered into the December Lock-Up with us, pursuant to which, until December 1, 2025, 9830 agreed that for so long as it and its affiliates collectively beneficially own any of our voting securities, except pursuant to a negotiated transaction with 9830 approved by the Board, 9830 will not (and will cause its affiliates not to) in any manner, directly or indirectly, among other things: (i) make, effect, initiate, cause or participate in (a) any acquisition of beneficial ownership of any of our securities or any securities of any subsidiary or other affiliate of us if such acquisition would result in 9830 and its affiliates collectively beneficially owning 25% or more of our then outstanding voting securities, (b) any Company acquisition transaction, (c) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) or consents with respect to any of our securities, or (d) frustrate or seek to frustrate any Company acquisition transaction proposed or endorsed by us; (ii) recommend, nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies or governance of the Company; (iii) demand an inspection of the Company’s books and records whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise; (iv) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving us or any of our current or former directors or officers (including derivative actions); or (v) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any of the foregoing actions, or assist, induce or encourage any other person to take any of the foregoing actions. In addition, pursuant to the December Lock-Up and at all times prior to the termination date thereunder, 9830 shall timely vote in person or by proxy at each annual or special meeting of our stockholders all shares of common stock held by 9830 in accordance with the recommendations of the Board on each matter presented to our stockholders at such meeting or in any consent solicitation as set forth in the applicable definitive proxy statement, including without limitation the election, removal and/or replacement of directors.

Healing Solutions has entered into the February Lock-Up with us, pursuant to which, until August 2, 2021, Healing Solutions agreed that for so long as it and its affiliates collectively beneficially own any of our voting securities, except pursuant to a negotiated transaction with Healing Solutions approved by the Board, Healing Solutions will not (and will cause its affiliates not to) in any manner, directly or indirectly, among other things: (i) make, effect, initiate, cause or participate in (a) any acquisition of beneficial ownership of any of our securities or any securities of any subsidiary or other affiliate of us if such acquisition would result in Healing Solutions and its affiliates collectively beneficially owning 15% or more of our then outstanding voting securities, (b) any Company acquisition transaction, (c) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) or consents with respect to any of our securities or (d) frustrate or seek to frustrate any Company acquisition transaction proposed or endorsed by us; (ii) recommend, nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies or governance of the Company; (iii) demand an inspection of the Company’s books and records whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise; (iv) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving us or any of our current or former directors or officers (including derivative actions); or (v) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any of the foregoing actions, or assist, induce or encourage any other person to take any of the foregoing actions. In addition, pursuant to the February Lock-Up and at all times prior to the termination date thereunder, Healing Solutions shall timely vote in person or by proxy at each annual or special meeting of our stockholders all shares of common stock held by Healing Solutions in accordance with the recommendations of the Board on each matter presented to our stockholders at such meeting or in any consent solicitation as set forth in the applicable definitive proxy statement, including without limitation the election, removal and/or replacement of directors.

On May 5, 2021, Squatty Potty, LLC (“Squatty Potty”) entered into a Voting and Standstill Agreement with us (the “Squatty Potty Lock-Up”), pursuant to which, until May 5, 2023, Squatty Potty agreed that for so long as it and its affiliates collectively beneficially own any of our voting securities, except pursuant to a negotiated transaction with Squatty Potty approved by the Board, Squatty Potty will not (and will cause its affiliates not to) in any manner, directly or indirectly, among other things: (i) make, effect, initiate, cause or participate in (a) any acquisition of beneficial ownership of any of our securities or any securities of any subsidiary or other affiliate of us if such acquisition would result in Squatty Potty and its affiliates collectively beneficially owning 15% or more of our then outstanding voting securities, (b) any Company acquisition transaction, (c) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) or consents with respect to any of our securities or (d) frustrate or seek to frustrate any Company acquisition transaction proposed or endorsed by us; (ii) recommend, nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies or governance of the Company; (iii) demand an inspection of the Company’s books and records whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise; (iv) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving us or any of our current or former directors or officers (including derivative actions); or (v) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any of the foregoing actions, or assist, induce or encourage any other person to take any of the foregoing actions. In addition, pursuant to the Squatty Potty Lock-Up and at all times prior to the termination date thereunder, Squatty Potty shall timely vote in person or by proxy at each annual or special meeting of our stockholders all shares of common stock held by Squatty Potty in accordance with the recommendations of the Board on each matter presented to our stockholders at such meeting or in any consent solicitation as set forth in the applicable definitive proxy statement, including without limitation the election, removal and/or replacement of directors.

The PPD Owner and the PPD Beneficial Owner have each entered into the Shareholder Agreements with us, pursuant to which, until May 5, 2026, the PPD Owner and the PPD Beneficial Owner each agreed that for so long as it and its affiliates collectively beneficially own any of our voting securities, except pursuant to a negotiated transaction with the PPD Owner or the PPD Beneficial Owner approved by the Board, the PPD Owner and the PPD Beneficial Owner will not (and will cause its affiliates not to) in any manner, directly or indirectly, among other things: (i) make, effect, initiate, cause or participate in (a) any acquisition of beneficial ownership of any of our securities or any securities of any subsidiary or other affiliate of us if such acquisition would result in the PPD Owner or the PPD Beneficial Owner and its respective affiliates collectively beneficially owning 15% or more of our then outstanding voting securities, (b) any Company acquisition transaction, (c) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) or consents with respect to any of our securities or (d) frustrate or seek to frustrate any Company acquisition transaction proposed or endorsed by us; (ii) recommend, nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies or governance of the Company; (iii) demand an inspection of the Company’s books and records whether pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise; (iv) institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving us or any of our current or former directors or officers (including derivative actions); or (v) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any of the foregoing actions, or assist, induce or encourage any other person to take any of the foregoing actions. In addition, pursuant to the Shareholder Agreements and at all times prior to the termination date thereunder, the PPD Owner and the PPD Beneficial Owner shall each timely vote in person or by proxy at each annual or special meeting of our stockholders all shares of common stock held by the PPD Owner and the PPD Beneficial Owner in accordance with the recommendations of the Board on each matter presented to our stockholders at such meeting or in any consent solicitation as set forth in the applicable definitive proxy statement, including without limitation the election, removal and/or replacement of directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are, and the shares of our common stock to be issued pursuant to this prospectus will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of our preferred stock in one or more series, to determine and fix from time to time the number of shares to be included in such series, and to fix the voting powers, designations, preferences and other rights, qualifications and restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences of such series, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

As of May 20, 2021, in addition to the Warrants, warrants to purchase an aggregate of 277,335 shares of our common stock with a weighted-average exercise price of $15.01 were outstanding. All of our outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances.

The February Warrant has an initial exercise price of $25.10, will be exercisable beginning on August 2, 2021 and has an expiration date of February 2, 2026. The Penny Warrant has an initial exercise price of $0.01, has an expiration date of February 9, 2026 and is exercisable only on a cashless basis. The Additional Warrant has an initial exercise price of $33.56 and has an expiration date of February 9, 2026. The April Warrants have an initial exercise price of $31.74 and have an expiration date of April 8, 2026.

The exercise price of each of the Warrants and the number of shares of Common Stock issuable upon exercise of the Warrants will also be subject to adjustment in connection with stock splits, dividends or distributions or other similar transactions. The February Warrant, the Additional Warrant and the April Warrants also contain a “cashless exercise” feature that allows the holders to exercise such warrants without making a cash payment in the event that there is no effective registration statement registering the February Warrant Shares, the Additional Warrant Shares or the April Warrant Shares, as applicable.

The February Warrant, the Additional Warrant and the April Warrants each include a provision that gives us the right to require the holder to exercise the February Warrant, the Additional Warrant or the April Warrants if the price of our Common Stock exceeds 200% of the exercise price of the February Warrant, the Additional Warrant or the April Warrants, respectively, for 20 consecutive trading days and certain other conditions are satisfied.

The February Warrant, the Penny Warrant, the Additional Warrant and the April Warrants each provide that in no event will the number of shares of Common Stock issued upon exercise of the February Warrant, the Penny Warrant, the Additional Warrant or the April Warrants result in the HT ON’s or HT SA’s beneficial ownership exceeding 4.99% or 9.99% of the Common Stock outstanding at the time of conversion or exercise, as applicable (which percentage may be decreased or increased by HT ON or HT SA, respectively, but to no greater than 9.99%, and provided that any increase will not be effective until the sixty-first (61st) day after notice of such request by the warrant holder to increase its beneficial ownership limit has been delivered to us).

Convertible Promissory Notes

As of May 20, 2021, the Notes were outstanding with an aggregate outstanding principal amount of $110.0 million. The Notes are a senior secured obligation of ours and rank senior to all of our indebtedness. The Notes do not have any amortization payments.

We may redeem all (but not less than all) of each Note at a price of 110% of the then-outstanding principal amount if the Note is redeemed prior to April 8, 2022, 108% of the then-outstanding principal amount if the Note is redeemed on or after April 8, 2022 but prior to April 8, 2023 and 104% of the then-outstanding principal amount if the Note is redeemed on or after April 8, 2023.

Subject to certain exceptions, upon the completion of any equity financing, HT SA and HT ON may elect to require us to redeem (at par) a principal amount of the Notes. If HT SA and HT ON require us to redeem the Notes upon the completion of an equity financing, the aggregate principal amount of the Notes that we will redeem will be equal to no less than the greater of (i) 20% of the net proceeds of such equity financing, excluding net proceeds that will be used to make acquisitions, if any, and (ii) 5% of the net proceeds of such equity financing, in each case with an aggregate cap under all of the Notes of $5.5 million per financing.

If an event of default under the Notes occurs, HT SA and HT ON can elect to redeem the Notes for cash equal to 115% of the then-outstanding principal amount of the Notes, plus accrued and unpaid interest, which accrues at a rate per annum equal to 15% from the date of a default or event of default (the “Event of Default Acceleration Amount”). If we fail to pay the Event of Default Acceleration Amount in cash, then HT SA and HT ON may elect to redeem the Notes and receive the unpaid portion of the Event of Default Acceleration Amount entirely or partially in shares of Common Stock. The price for any shares issued to pay such Event of Default Acceleration Amount will be equal to 80% of the lesser of (i) the daily volume weighted average price (“VWAP”) on the date HT SA or HT ON deliver notice of its election to redeem the Notes for shares of Common Stock (the “Event of Default Stock Payment Date”), and (ii) the average of the lowest two daily VWAPs during the ten trading day period ending on such Event of Default Stock Payment Date. HT SA and HT ON also have the option of requiring us to redeem the Notes if we undergo a fundamental change for 105% of the then-outstanding principal amount of the Notes plus any accrued and unpaid interest thereon.

Until the later of (i) October 8, 2022, and (ii) the date the Notes are fully repaid, HT SA and HT ON will, subject to certain exceptions, have the right to participate for up to 40% of any debt, preferred stock or equity-linked financing of us or our subsidiaries and up to 10% of any Common Stock equity financing by us or any of our subsidiaries.

Anti-Takeover Provisions

Certain provisions of Delaware law, along with our Certificate of Incorporation and our Bylaws, all of which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Delaware Law

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers, employees or agents to us or our stockholders, creditors or other constituents; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws; (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes relating to the control of our board of directors or management team, including the following:

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Board of Directors Vacancies. Our Certificate of Incorporation authorizes only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

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Classified Board. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term (other than the directors initially assigned to Class I whose term shall expire at our first annual meeting of stockholders following our initial public offering (“IPO”) and those assigned to Class II whose term shall expire to our second annual meeting of stockholders following our IPO), one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

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Stockholder Meetings. Our Bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president or by a resolution adopted by a majority of our board of directors, thus prohibiting a stockholder (in the capacity as a stockholder) from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

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Elimination of Stockholder Action by Written Consent. Our Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No Cumulative Voting. Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

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Directors Removed Only for Cause. Our Certificate of Incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

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Issuance of Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provisions making it possible for our board of directors to issue preferred stock or for our stockholders to cumulate their votes, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock. The provisions of the DGCL, our Certificate of

Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Philadelphia Stock Transfer, Inc. The transfer agent and registrar’s address is 2320 Haverford Road, Suite 230, Ardmore, PA 19003.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ATER”.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Healing Solutions, LLC as of and for the year ended December 31, 2020, incorporated by reference in this prospectus and registration statement of Aterian, Inc., have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of 9830, MacArthur, LLC & Subsidiaries Ecommerce Business under the Brands Mueller, Pursteam, Pohl and Schmitt and Spiralizer as of December 31, 2018 and 2020 have been incorporated by reference herein in reliance upon the report of Boeckermann Grafstrom & Mayer, LLC, an independent public accounting firm, have been incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Shares being offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 37 East 18th Street, 7th Floor, New York, NY 10003 or telephoning us at (347) 676-1681.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at www.aterian.io. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on April 29, 2021;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 11, 2021;

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our Current Reports on Form 8-K filed with the SEC on February  3, 2021, February  9, 2021, March  8, 2021 (other than with respect to Item 2.02 and Exhibit 99.1 thereof), March  26, 2021, April 2, 2021, April  9, 2021, April  30, 2021 (other than with respect to Item 7.01 and Exhibit 99.1 thereof), May  5, 2021 and May 11, 2021;

•	our Current Reports on Form 8-K/A filed with the SEC on April 20, 2021 and May 14, 2021; and

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the description of our Common Stock set forth in our Registration Statement on Form 8-A (File No. 001-38937), filed with the SEC on June 11, 2019, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Aterian, Inc.

37 East 18th Street, 7th Floor

New York, New York 10003

Attn: Corporate Secretary

Phone: (347) 676-1681

You also may access these filings on our Internet site at https://aterian.io. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

Aterian, Inc.

12,785,537 Shares of Common Stock

PROSPECTUS

                , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by Aterian, Inc. (the “Registrant”) in connection with the sale of the common stock being registered. The security holders will not bear any portion of such expenses. All amounts shown are estimates except for the registration fee.

SEC registration fee	$22,667
Legal fees and expenses	25,000
Accounting fees and expenses	30,000
Printing, transfer agent fees and miscellaneous expenses	5,183
Total	$82,850

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s second amended and restated bylaws provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s second amended and restated bylaws also provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent, that a court determines, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified to the fullest extent permitted by law by the Registrant against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Registrant’s second amended and restated bylaws provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

See also the undertakings set out in response to Item 17 herein.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since its incorporation in May 2018 the Registrant has issued the following securities (after giving effect to the 1-for-3.9 reverse stock split effected on May 24, 2019) that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

(1) On September 4, 2018, pursuant to an Agreement and Plan of Merger and Reorganization among the Registrant, MGH Merger Sub, Inc. and Aterian Group, Inc. (formerly known as Mohawk Group, Inc.) (“Aterian Opco”), as amended by Amendment No. 1 dated as of April 1, 2018 (the “Merger Agreement”), MGH Merger Sub, Inc. merged with and into Aterian Opco, with Aterian Opco remaining as the surviving entity and becoming a wholly owned operating subsidiary the Registrant (the “Merger”). The Merger became effective as of September 4, 2018 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

At the Effective Time, each outstanding share of Aterian Opco’s common and preferred stock (other than shares of Aterian Opco’s Series C Preferred Stock) issued and outstanding immediately prior to the closing of the Merger was exchanged for 0.31310798 shares of the Registrant’s common stock, each outstanding share of Aterian Opco’s Series C Preferred Stock issued and outstanding immediately prior to the closing of the Merger was exchanged for 0.2564103 shares of the Registrant’s common stock and each outstanding warrant to purchase shares of Aterian Opco’s Series C Preferred Stock was exchanged for a warrant to purchase 0.2564103 shares of the Registrant’s common stock and retained the exercise price per share of $15.60. As a result, an aggregate of 10,636,755 shares of the Registrant’s common stock were issued to the holders of Aterian Opco’s capital stock after adjustments due to rounding for fractional shares and warrants to purchase 44,871 shares of the Registrant’s common stock were issued to former holders of warrants to purchase shares of Aterian Opco’s Series C Preferred Stock. In addition, pursuant to the Merger Agreement, options to purchase 302,911 shares of Aterian Opco’s common stock issued and outstanding immediately prior to the closing of the Merger with a weighted-average exercise price of $7.49 were assumed and exchanged for options to purchase 369,885 shares of the Registrant’s common stock with a weighted-average exercise price of $6.16.

The issuance of shares of the Registrant’s common stock and options to purchase shares of the Registrant’s common stock to holders of Aterian Opco’s capital stock and options in connection with the Merger was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”). Of the 10,636,755 shares of the Registrant’s common stock issued to holders of Aterian Opco’s capital stock, (1) 10,630,919 shares of the Registrant’s common stock were issued to 208 stockholders, each of which was an “accredited investor” as defined in Rule 501(a) under the Securities Act (the “Accredited Stockholders”), and (2) 5,836 shares of the Registrant’s common stock were issued to six stockholders (the “Other Stockholders”). The shares of the Registrant’s common stock were issued to (1) the Accredited Investors pursuant to Rule 506(b) of Regulation D promulgated by the SEC, and (2) the Other Stockholders pursuant to Section 4(a)(2) of the Securities Act. Each of the Other Stockholders received an information statement regarding the Merger, Aterian Opco and the Registrant prior to the issuance of the Registrant’s common stock.

(2) On September 4, 2018, the Registrant issued warrants to purchase an aggregate of 196,364 shares of its common stock with an exercise price of $15.60 per share to certain accredited investors as consideration for providing certain placement agent services to Aterian Opco.

The issuance of shares of the Registrant’s common stock and warrants in the above transaction was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.

(3) On December 31, 2018, the Registrant issued warrants to purchase an aggregate of 76,923 shares of its common stock with an exercise price of $15.60 per share to Horizon Technology Finance Corporation as part of a loan agreement.

The issuance of the warrants to purchase shares of the Registrant’s common stock in the above transaction was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC.

(4) From the date of the closing of the Merger through December 28, 2018, the Registrant granted to certain of its directors, officers, employees, consultants and other service providers options to purchase an aggregate of 1,547,938 shares of its common stock under its 2018 Equity Incentive Plan with an exercise price of $9.72 per share.

The issuance of the options to purchase shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

(5) On March 20, 2019, the Registrant issued an aggregate of 2,406,618 restricted shares of the Registrant’s common stock to certain of its directors, officers, employees, consultants and other service providers pursuant to the Registrant’s 2019 Equity Plan.

The issuance of the restricted shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

(6) On May 17, 2019, the Registrant issued an aggregate of 88,548 restricted shares of the Registrant’s common stock to certain of its directors, officers, employees, consultants and other service providers pursuant to the Registrant’s 2019 Equity Plan.

The issuance of the restricted shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

(7) On June 12, 2019, the Registrant issued an aggregate of 64,982 restricted shares of its common stock to an executive officer pursuant to its 2018 Equity Incentive Plan. On June 12, 2019, the Registrant granted to certain of its directors, officers and employees options to purchase an aggregate of 131,905 shares of its common stock pursuant to its 2018 Equity Incentive Plan with an exercise price of $10.00 per share.

The issuance of the restricted shares of the Registrant’s common stock and the options to purchase shares of the Registrant’s common stock pursuant to the above was not registered under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

(8) On July 13, 2020, the Registrant issued an aggregate of 10,000 shares of its common stock to certain individuals pursuant to an independent contractor agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(9) On August 10, 2020, the Registrant issued 90,000 restricted shares of its common stock to advisory firm, pursuant to a consulting agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(10) On August 18, 2020, the Registrant issued a warrant to purchase 25,000 shares of its common stock with an exercise price equal to $9.09 per share to an advisory firm.

The issuance of the warrant in the above transaction was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as the transaction did not involve a public offering.

(11) On November 16, 2020, the Registrant issued 90,000 restricted shares of its common stock to advisory firm, pursuant to a consulting agreement

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(12) On November 30, 2020, the Registrant issued (i) a 0% coupon senior secured promissory note in an aggregate principal amount of $43,000,000 (the “2020 Note”) that was set to mature on December 1, 2022, and (ii) a warrant to purchase up to an aggregate of 2,864,133 shares of its common stock (the “December Warrant”) pursuant to a securities purchase agreement to High Trail Investments SA LLC (“HT SA”) in exchange for the payment by HT SA of $38,000,000, less applicable expenses.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(13) On December 1, 2020, the Registrant issued 4,056,000 shares of its common stock to 9830 Macarthur LLC and 164,000 shares of its common stock to Northbound Train Enterprises, LLC pursuant to an asset purchase agreement in exchange for certain assets related to ecommerce businesses under the brands Mueller, Pursteam, Pohl and Schmitt and Spiralizer.

The issuance of shares of the Registrant’s common stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(14) On January 2, 2021, the Registrant issued 13,333 restricted shares of its common stock to an advisory firm, pursuant to a consulting agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(15) On February 2, 2021, the Registrant issued (i) a 0% coupon senior secured promissory note in an aggregate principal amount of $16,500,000 (the “2021 Note”) that was set to mature on February 1, 2023, and (ii) a warrant to purchase up to an aggregate of 469,931 shares of its common stock pursuant to a securities purchase agreement to High Trail Investments ON LLC (“HT ON” and, together with HT SA, “High Trail”) in exchange for the payment by HT ON of $14,025,000, less applicable expenses.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(16) On February 2, 2021, the Registrant issued 1,387,759 shares of its common stock to Healing Solutions, LLC pursuant to an asset purchase agreement in exchange for certain assets related to retail and ecommerce businesses under the brands Healing Solutions, Tarvol, Sun Essential Oils and Artizen (among others).

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(17) On February 2, 2021, the Registrant issued 4,000 shares of its common stock to advisory firm, pursuant to a consulting agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(18) On February 8, 2021, the Registrant issued 980,000 shares of its common stock to HT SA pursuant to the exercise of the December Warrant in exchange for $8,829,800.

The issuance of the shares of the Registrant’s common stock was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(19) On February 8, 2021, the Registrant issued (i) a warrant to purchase 1,884,133 shares of its common stock to HT SA in exchange for the cancellation of the unexercised portion of the December Warrant and a cash payment of $16,957,197 by HT SA to the Registrant and (ii) a warrant to purchase 750,000 shares of its common stock to HT SA pursuant to the terms of a letter agreement entered into between the Registrant and HT SA on February 8, 2021 (the “February Letter Agreement”).

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(20) On March 17, 2021, the Registrant issued 90,000 restricted shares of its common stock to an advisory firm, pursuant to a consulting agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(21) On March 17, 2021, the Registrant issued 2,458 restricted shares of its common stock to an advisory firm, pursuant to a consulting agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(22) On April 8, 2021, the Registrant issued 130,000 shares of its common stock to HT SA pursuant to the terms of a letter agreement entered into among the Registrant, HT SA and HT ON, pursuant to which, among other things, HT SA and HT ON agreed to waive any Default or Event of Default (as such terms are defined in the 2020 Note or the 2021 Note) caused by the Registrant’s failure to file a resale registration statement by March 26, 2021 pursuant to the terms of the February Letter Agreement.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(23) On April 8, 2021, the Registrant issued (i) senior secured promissory notes in an aggregate principal amount of $110,000,000 (the “Notes”) that will accrue interest at a rate of 8% per annum and mature on April 8, 2024, and (ii) warrants to purchase up to an aggregate of 2,259,166 shares of common stock pursuant to the terms of a securities purchase and exchange agreement to HT SA and HT ON in exchange for (a) an aggregate cash payment from High Trail to the Registrant of $57.7 million, (b) the 2020 Note, and (c) the 2021 Note.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC, and in reliance on similar exemptions under applicable state laws.

(24) On May 5, 2021, the Registrant issued 704,548 shares of its common stock pursuant to a stock purchase agreement to Josef Eitan and Ran Nir.

The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC or Regulation S, to the extent applicable, and in reliance on similar exemptions under applicable state laws.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit

2.1^	Asset Purchase Agreement, dated December 1, 2020, by and among (i) the Registrant and Truweo, LLC, as Purchaser, (ii) 9830 Macarthur LLC, Reliance Equities Group, LLC and ZN Direct LLC, as Sellers and (iii) Jelena Puzovic, as Founder.	8-K	001-38937	12/1/2020	2.1

2.2^	Asset Purchase Agreement, dated February 2, 2021, by and among (i) the Registrant and Truweo, LLC, as Purchaser, (ii) Healing Solutions, LLC, (iii) Jason R. Hope, and (iv) for the purposes of Section 5.11 and Article VII, Super Transcontinental Holdings LLC.	8-K	001-38937	2/3/2021	2.1

2.3^	Asset Purchase Agreement, dated May 5, 2021, by and among (i) the Registrant and Truweo, LLC, as Purchaser, (ii) Squatty Potty, LLC, and (iii) for the purposes of Section 5.7, Section 5.8, Section 5.11, Section 5.13 and Article VII, Edwards SP Holdings, LLC, Team Lindsey, LLC, SLEKT Investments, LLC, Sachs Capital Fund II, LLC, Sachs Capital-Squatty, LLC and Bevel Acquisition II, LLC.	8-K	001-38937	5/11/2021	2.1

2.4^	Stock Purchase Agreement, dated May 5, 2021, by and among (i) the Registrant and Truweo, LLC, as Purchaser, (ii) Photo Paper Direct Ltd, (iii) Josef Eitan, and (iv) Ran Nir.	8-K	001-38937	5/11/2021	2.2

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38937	6/14/2019	3.1

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation.	8-K	001-38937	4/30/2021	3.1

3.3	Certificate of Correction of Certificate of Amendment to the Amended and Restated Certificate of Incorporation.	8-K	001-38937	4/30/2021	3.2

3.4	Second Amended and Restated Bylaws of the Registrant.	8-K	001-38937	4/30/2021	3.3

4.1	Form of Common Stock Certificate.	S-1/A	333-231381	5/24/2019	4.1

4.2+	Form of Registration Rights Agreement, dated as of April 6, 2018, among the Registrant and the purchasers party thereto.	S-1	333-231381	5/10/2019	4.2

4.3	Form of Warrant, issued to Katalyst Securities LLC and its assigns on September 4, 2018.	S-1	333-231381	5/10/2019	4.4

4.4	Form of Warrant, issued to Horizon Technology Finance Corporation on December 31, 2018.	S-1	333-231381	5/10/2019	4.5

4.5	Amendment No. 1 to Registration Rights Agreement, dated as of March 2, 2019, among the Registrant and the investors party thereto.	S-1	333-231381	5/10/2019	4.6

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit

4.6	Warrant to Purchase Shares of Common Stock, issued to Third Creek Advisors, LLC on August 18, 2020.	8-K	001-389937	11/9/2020	4.7

4.7	Form of Warrant to Purchase Common Stock, dated February 2, 2021.	8-K	001-389937	2/3/2021	4.2

4.8	Amendment to Senior Secured Note due 2022 and Securities Purchase Agreement, dated as of February 2, 2021.	8-K	001-389937	2/3/2021	4.3

4.9	Form of Warrant to Purchase Common Stock (Penny Warrant), dated February 9, 2021.	8-K	001-389937	2/9/2021	4.1

4.10	Form of Warrant to Purchase Common Stock, dated February 9, 2021.	8-K	001-389937	2/9/2021	4.2

4.11	Amendment to Warrant to Purchase Common Stock issued on February 2, 2021, dated as of February 8, 2021.	8-K	001-389937	2/9/2021	4.5

4.12	Form of Senior Secured Note due 2024.	8-K	001-389937	4/9/2021	4.1

4.13	Form of Warrant to Purchase Common Stock, dated April 8, 2021.	8-K	001-389937	4/9/2021	4.2

4.14	Amendment to Warrant to Purchase Common Stock issued on February 2, 2021, dated as of April 8, 2021.	8-K	001-389937	4/9/2021	4.3

4.15	Amendment to Warrant to Purchase Common Stock issued on February 8, 2021 (Penny Warrant), dated as of April 8, 2021.	8-K	001-389937	4/9/2021	4.4

4.16	Amendment to Warrant to Purchase Common Stock issued on February 8, 2021, dated as of April 8, 2021.	8-K	001-389937	4/9/2021	4.5

5.1*	Opinion of Paul Hastings LLP.

10.1#	Form of Indemnification Agreement.	S-1/A	333-231381	5/24/2019	10.1

10.2#	2014 Amended and Restated Equity Incentive Plan.	S-1	333-231381	5/10/2019	10.2

10.3#	Form of Stock Option Grant Notice and Form of Stock Option Agreement (2014 Amended and Restated Equity Incentive Plan).	S-1	333-231381	5/10/2019	10.3

10.4#	Amended and Restated 2018 Equity Incentive Plan.	S-8	333-232087	5/28/2021	4.2

10.5#	Form of Notice of Stock Option Grant and Form of Stock Option Award Agreement (2018 Equity Incentive Plan).	S-1	333-231381	5/10/2019	10.5

10.6#	Form of Notice of Grant of Restricted Shares and Form of Restricted Share Award Agreement (2018 Equity Incentive Plan).	S-8	333-232087	6/12/2019	10.4

10.7#*	Amended and Restated Aterian, Inc. 2019 Equity Plan.

10.8#	Form of Notice of Grant of Restricted Shares and Form of Restricted Share Award Agreement	S-1	333-231381	5/10/2019	10.18

10.9#	Transaction Bonus Plan.	S-1	333-231381	5/10/2019	10.9

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit

10.10#+	Employment Agreement, dated May 14, 2018, by and between Aterian Group, Inc. and Joseph Risico.	S-1	333-231381	5/10/2019	10.10

10.11#+	Employment Agreement, dated January 1, 2016, by and between Aterian Group, Inc. and Mihal Chaouat-Fix.	S-1	333-231381	5/10/2019	10.11

10.12#	Independent Contractor Agreement, dated July 1, 2017, by and between Aterian Group, Inc. and Fabrice Hamaide.	S-1	333-231381	5/10/2019	10.12

10.13#	Employment Agreement, dated April 1, 2015, by and between Aterian Group, Inc. and Yaniv Sarig.	S-1	333-231381	5/10/2019	10.14

10.14#	Independent Contractor Agreement, dated August 14, 2017, by and between Aterian Group, Inc. and Tomer Pascal.	S-1	333-231381	5/10/2019	10.15

10.15#+	Employment Agreement, dated November 27, 2018, by and between Aterian Group, Inc. and Roi Zahut.	S-1	333-231381	5/10/2019	10.16

10.16	Restated Voting Agreement, dated March 13, 2019, by and among MV II, LLC, Maximus Yaney, Larisa Storozhenko and the Registrant.	S-1	333-231381	5/10/2019	10.19

10.17+	Securities Purchase Agreement, dated as of November 30, 2020, by and among the Registrant and each of the investors listed on the Schedule of Buyers attached thereto.	8-K	001-389937	12/1/2020	10.1

10.18	Lock-Up, Voting and Standstill Agreement, dated December 1, 2020, by and between the Registrant and 9830 Macarthur LLC.	8-K	001-389937	12/1/2020	10.3

10.19	Non-Negotiable Promissory Note, dated December 1, 2020, from the Registrant to 9830 Macarthur LLC.	8-K	001-389937	12/1/2020	10.4

10.20+	Securities Purchase Agreement, dated as of February 2, 2021, by and among the Registrant and each of the investors listed on the Schedule of Buyers attached thereto.	8-K	001-389937	2/3/2021	10.1

10.21	Lock-Up, Voting and Standstill Agreement, dated February 2, 2021, by and between the Registrant and Healing Solutions, LLC.	8-K	001-389937	2/3/2021	10.3

10.22+	Manufacturing Supply Agreement, dated February 2, 2021, by and between Aterian Group, Inc. and Healing Solutions, LLC.	8-K	001-389937	2/3/2021	10.4

10.23+	Consulting Agreement, dated February 2, 2021, by and between Aterian Group, Inc. and Richard Perry.	8-K	001-389937	2/3/2021	10.5

10.24+	Consulting Agreement, dated February 2, 2021, by and between Aterian Group, Inc. and Christopher Marshall.	8-K	001-389937	2/3/2021	10.6

10.25+	Consulting Agreement, dated February 2, 2021, by and between Aterian Group, Inc. and Quinn McCullough.	8-K	001-389937	2/3/2021	10.7

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit

10.26+	Transition Services Agreement, dated February 2, 2021, by and between Healing Solutions, LLC and Truweo, LLC.	8-K	001-389937	2/3/2021	10.8

10.27+	Letter Agreement, dated February 8, 2021, by and between the Registrant and High Trail Investments SA LLC.	8-K	001-389937	2/9/2021	10.1

10.28+	Letter Agreement, dated April 8, 2021, by and among the Registrant, High Trail Investments SA LLC and High Trail Investments ON LLC.	8-K	001-389937	4/9/2021	10.1

10.29+	Securities Purchase and Exchange Agreement, dated as of April 8, 2021, by and among the Registrant, High Trail Investments SA LLC and High Trail Investments ON LLC.	8-K	001-389937	4/9/2021	10.2

10.30	Amendment of Securities Purchase Agreements, dated as of April 8, 2021, by and among the Registrant, High Trail Investments SA LLC and High Trail Investments ON LLC.	8-K	001-389937	4/9/2021	10.3

10.31	Voting and Standstill Agreement, dated May 5, 2021, by and between the Registrant and Squatty Potty, LLC.	8-K	001-389937	5/11/2021	10.1

10.32+	Consulting Agreement, dated May 5, 2021, by and between Aterian Group, Inc. and Bernie Kropfelder.	8-K	001-389937	5/11/2021	10.2

10.33+	Consulting Agreement, dated May 5, 2021, by and between Aterian Group, Inc. and Tani Alger.	8-K	001-389937	5/11/2021	10.3

10.34+	Consulting Agreement, dated May 5, 2021, by and between Aterian Group, Inc. and Jeff Ela.	8-K	001-389937	5/11/2021	10.4

10.35+	Transition Services Agreement, dated May 5, 2021, by and between Squatty Potty, LLC and Truweo, LLC.	8-K	001-389937	5/11/2021	10.5

10.36	Shareholder Agreement, dated May 5, 2021, by and between the Registrant and Josef Eitan.	8-K	001-389937	5/11/2021	10.6

10.37	Shareholder Agreement, dated May 5, 2021, by and between the Registrant and Ran Nir.	8-K	001-389937	5/11/2021	10.7

21.1*	List of Subsidiaries of the Registrant.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Mayer Hoffman McCann P.C.

23.3*	Consent of Boeckermann Grafstrom & Mayer, LLC.

23.4*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

Incorporated by Reference
Exhibit Number	Description	Form	File Number	Filing Date	Exhibit

99.1*	Unaudited pro forma, condensed, consolidated and combined financial information of Aterian, Inc. and 9830 MacArthur LLC & Subsidiaries (on a carve-out basis) for the year ended December 31, 2020.

99.2*	Unaudited pro forma, condensed, consolidated and combined financial information of Aterian, Inc. and Healing Solutions, LLC for the three-months ended March 31, 2021.

*	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
+

Non-material schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

^

Non-material schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

(b)	Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts and Reserves

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 28, 2021.

ATERIAN, INC.

By:	/s/ Yaniv Sarig
Yaniv Sarig
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yaniv Sarig, Arturo Rodriguez and Joseph A. Risico, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Aterian, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yaniv Sarig Yaniv Sarig	President, Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2021

/s/ Arturo Rodriguez Arturo Rodriguez	Chief Financial Officer (Principal Accounting and Financial Officer)	May 28, 2021

/s/ Bari Harlam Bari Harlam	Director	May 28, 2021

/s/ William Kurtz William Kurtz	Director	May 28, 2021

/s/ Greg B. Petersen Greg B. Petersen	Director	May 28, 2021

/s/ Amy von Walter Amy von Walter	Director	May 28, 2021